                 [LOGO] Tortoise Capital Resources Corporation
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Tortoise Capital Resources Corp. Announces Filing of Resale
Registration Statement

FOR IMMEDIATE RELEASE

OVERLAND PARK, Kan. - May 11, 2007 - Tortoise  Capital  Resources  Corp.  (NYSE:
TTO) today  announced  that the company  filed a resale  registration  statement covering  securities issued in private placements prior to the company's initial public offering (IPO).

The securities registered for resale are the common stock and warrants issued by the company in December 2005 and January 2006 in the company's  initial  private placement,  the warrants  issued in December 2006, and the common stock issuable upon exercise of the warrants.

The company will not receive any proceeds  from the  securities  registered  for resale,  other than cash  consideration  in connection  with the exercise of the warrants.

"While we do not  expect a  significant  amount of these  securities  to be sold immediately once the registration statement becomes effective,  we believe it is appropriate to provide the same level of market access to our pre-IPO  investors that is  currently  enjoyed by those who  purchased  our stock in the IPO," said
Tortoise Capital Resources President, Ed Russell.

About Tortoise Capital Resources Corp.
Tortoise Capital Resources  invests  primarily in  privately-held  and micro-cap public companies  operating in the midstream and downstream  segments,  and to a lesser extent the upstream  segments of the U.S. energy  infrastructure  sector.
Tortoise Capital  Resources seeks to provide  stockholders a high level of total return, with an emphasis on dividends and dividend growth.

About Tortoise Capital Advisors, LLC
Tortoise Capital Advisors, LLC, the adviser to Tortoise Capital Resources Corp., is a pioneer  in the  capital  markets  for  master  limited  partnership  (MLP)
investment  companies and a leader in closed-end  funds and  separately  managed accounts focused on MLPs in the energy  infrastructure  sector.  As of April 30,
2007, the adviser had approximately $2.9 billion of assets under management.

Safe Harbor Statement
This press release shall not  constitute an offer to sell or a  solicitation  to buy, nor shall there be any sale of the securities in any state or  jurisdiction in  which  such  offer  or  solicitation  or sale  would  be  unlawful  prior to registration  or  qualification  under the laws of such  state or  jurisdiction.
Investors should consider the investment objective,  risks, charges and expenses
of  the  fund  carefully  before   investing.   For  this  and  other  important
information,   investors   should  refer  to  the   prospectus   supplement  and
accompanying prospectus, and read them carefully before investing.

Contact information
Tortoise Capital Advisors, LLC
Pam Kearney, Investor Relations, (866) 362-9331, pkearney@tortoiseadvisors.com

10801 Mastin Boulevard, Suite 222 | Overland Park, KS 66210 | p: 913.981.1020 |
f: 913.981.1021 | www.tortoiseadvisors.com